EXHIBIT 99.1

ACCEPTANCE FORM FOR

THE PUBLIC EXCHANGE OFFER FOR SHARES OF

ACTIVCARD S.A.

I, the undersigned (family name and first name)                                                   resident at (postal code, locality, country)                                                           street                                                                   no              box                          after acknowledging the terms and conditions of the Public Exchange Offer (0.95 shares of common stock of ActivCard Corp. for 1 share of common stock of ActivCard S.A. and cash in lieu of fractional shares) made by ActivCard Corp. and the prospectus, declare that I transfer to ActivCard Corp., in the manner set out in the prospectus (number of shares)                          shares in ActivCard S.A., of which I am the full and unrestricted owner, and

•	which are currently credited to securities account No. opened with (financial institution, branch, address) (“nominatif administré”) and give irrevocable instructions to this effect to the financial intermediary where my securities are held on account. This form must be delivered to your financial intermediary.

•	which are currently registered in my name in ActivCard S.A. shareholders’ books (“nominatif pur”) and give irrevocable instructions to this effect to BNP Paribas Securities Services, acting as European Exchange Agent. This form must be delivered to BNP Paribas Securities Services.

Furthermore, I irrevocably appoint BNP Paribas Securities Services, acting as European Exchange Agent, to take all necessary steps to properly and duly have my shares in ActivCard S.A. exchanged for shares in ActivCard Corp. and cash in lieu of fractional shares in connection with this Public Exchange Offer.

Only if the shares are held in the “nominatif pur” form: the                                   ActivCard Corp. shares which I will receive have to be transferred to my securities account No.                                  opened with                                         . Please note that the account number held by my above mentioned financial institution with Clearstream/Euroclear is                                               [information to be provided by your financial institution]. I acknowledge that failing to provide this information could result in the European Exchange Agent not being able to deliver my ActivCard Corp. shares properly.

For my commitment to be valid, the present acceptance form must be handed over, directly (for shares held in the “nominatif pur” form), or through my financial intermediary (for shares held in the “nominatif administré” form), at the offices of the Exchange Agent, BNP Paribas Securities Services, at GIS Emetteurs, Les Collines de l’Arche, 92057 Paris La Défense, attention Mr. Christophe-André ARCIERO (fax number (33)[0] 1-55-77-95-53), no later than 12:00 midnight on July 7, 2003.

I expressly recognize that the Exchange Offer that I accept by signing this acceptance form is subject to the conditions indicated in the prospectus which I have received at the same time as this acceptance form.

Done in duplicate at (place)                                                                                                                   , on (date)                                                                                                                   .

Shareholder’s signature	Financial intermediary’s signature